As filed with the Securities and Exchange Commission on April 7, 2006
Registration No. 333-_________

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

US LEC CORP.
(Exact name of Registrant as specified in its Charter)

Delaware (State or other Jurisdiction of Incorporation or Organization)	56-2065535 (I.R.S. Employer Identification No.)

Morrocroft III
6801 Morrison Boulevard
Charlotte, North Carolina	28211
(Address of principal executive offices)	(Zip Code)

US LEC Corp.
1998 Omnibus Stock Plan
Employee Stock Purchase Plan
(Full title of the Plans)

Michael L. Shor, Esq.
Chief Litigation Officer and Secretary
Morrocroft III
6801 Morrison Boulevard
Charlotte, North Carolina 28211
(Name and Address of Agent for Service)
(704) 319-1000
(Telephone Number, Including Area Code, of Agent for Service)
Copy to:
Barney Stewart III, Esq.
Moore & Van Allen PLLC
100 North Tryon Street, Suite 4700
Charlotte, North Carolina 28202
(704) 331-1000

CALCULATION OF REGISTRATION FEE

Title of Securities	Amount to be	Proposed Maximum Offering Price Per	Proposed Maximum
to be Registered	Registered	Share(1)	Aggregate Offering Price	Amount of Registration Fee
Class A Common Stock	3,000,000 shares	$2.60	$7,800,000	$835

(1)	Estimated in accordance with Rule 457(h)(1) and 457(c) under the Securities Act of 1933, as amended (the “Securities Act”), solely for the purpose of calculating the registration fee, based upon the average of the high and low prices reported by Nasdaq on March 31, 2006, which prices were $2.70 and $2.50, respectively.

EXPLANATORY NOTE
     This Registration Statement covers (i) 2,000,000 shares of Class A Common Stock, par value $.01 per share (the “Common Stock”), of US LEC Corp. (the “Company” or the “Registrant”) reserved for issuance under the Company’s 1998 Omnibus Stock Plan, as amended (the “1998 Plan”) and (ii) 1,000,000 shares of Common Stock reserved for issuance under the Company’s Employee Stock Purchase Plan (the “Purchase Plan”). Pursuant to Rule 428 promulgated under the Securities Act, the Company will deliver a prospectus meeting the requirements of Part I of Form S-8 to all participants in the 1998 Plan and the Purchase Plan.
PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
Item 1. Plan Information.
     The documents containing the information specified in Item 1 will be sent or given to employees, directors or others as specified by Rule 428(b). In accordance with the rules and regulations of the Securities and Exchange Commission (the “Commission”) and the instructions to Registration Statement on Form S-8, such documents are not being filed with the Commission either as part of this Registration Statement or as a prospectus pursuant to Rule 424.
Item 2. Registrant Information and Employee Plan Annual Information.
     The documents containing the information specified in Item 2 will be sent or given to employees, directors or others as specified by Rule 428(b). In accordance with the rules and regulations of the Commission and the instructions to Registration Statement on Form S-8, such documents are not being filed with the Commission either as part of this Registration Statement or as a prospectus pursuant to Rule 424.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference
     Except as indicated below, the following documents filed by the Company with the Commission (File No. 000-24061) are incorporated herein by reference:
     (a) The Company’s Registration Statements on Form S-8, Commission File Numbers 333-61617, 333-78075, 333-42890, 333-42976 and 333-88048, including exhibits thereto, except as the same may be modified by the information set forth herein.
     (b) The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005;
     (c) The Company’s Current Report on Form 8-K filed February 23, 2006;*
     (d) The Company’s Current Report on Form 8-K filed April 4, 2006;
     (e) The Company’s Schedule TO filed on February 23, 2006, as amended; and
     (f) The section entitled “Description of Registrant’s Securities to be Registered” contained in the Registrant’s Registration Statement on Form 8-A, as amended, filed on April 21, 1998 pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including all amendments and reports updating such description.

*	The information in this Current Report on Form 8-K furnished pursuant to Items 2.02, 7.01 and 9.01 is not incorporated by reference herein.
     In addition, all documents subsequently filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the filing of a post-effective amendment hereto which indicates that all securities offered hereby have been sold or which deregisters all the securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents.
     The information incorporated by reference is considered to be part of this Registration Statement and information that we file later with the Commission will automatically update and supersede this information, as applicable. Any statement contained herein or in a document, all or a portion of which is incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or amended, to constitute a part of this Registration Statement.
Item 4. Description of Securities.
     Not applicable.
Item 5. Interest of Named Experts and Counsel.
     Not applicable.
Item 6. Indemnification of Directors and Officers.
     Article VIII of the Company’s Certificate of Incorporation (the “Certificate”) provides that the Company shall indemnify all directors and officers to the full extent permitted by the General Corporation Law of the State of Delaware (the “Delaware Law”), or any other applicable laws as now or hereafter in effect. In addition, the Certificate authorizes the Company to enter into one or more agreements with any person which provide for indemnification greater or different than that provided in its Certificate.
     Section 145 of the Delaware Law permits a corporation to indemnify its directors and officers against expenses (including attorney’s fees), judgments, fines and amounts paid in settlements actually and reasonably incurred by them in connection with any action, suit or proceeding, whether criminal or civil, brought by a third party if such directors or officers acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reason to believe their conduct was unlawful.
     In addition, Section 102 of the Delaware Law provides that a corporation may include in its certificate of incorporation a provision eliminating or limiting the personal liability of directors for monetary damages for breach of fiduciary duty, provided that such provision shall not eliminate or limit the liability of a director: (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders; (ii) for acts or omissions not in good faith that involve intentional misconduct or a knowing violation of the law; (iii) for conduct leading to unlawful distributions by the corporation; or (iv) for any transaction from which the director derived an improper personal benefit. The Certificate includes such a provision. The effect of this provision is to eliminate the rights of the Company and its stockholders (through stockholder’s derivative suits on behalf of the Company) to recover monetary damages against a director for breach of fiduciary duty of care as a director (including breaches resulting from negligent or grossly negligent behavior) except in situations described in clauses (i) through (iv) above. This provision does not limit or eliminate the rights of the Company or any stockholder to seek nonmonetary relief (such as an injunction or rescission) in the event of a breach of a director’s duty of care.
     The Company has entered into registration rights agreements in certain transactions involving sales of their securities, which provide indemnification for the Company’s directors, officers and controlling persons (as defined in the Securities Act) by the holders of those securities for any loss, claim, damage or liability that the director, officer or controlling person incurs for material misstatements or omissions in a registration statement, prospectus or amendment or supplement thereto caused by information provided to the Company by a holder of the securities being registered.
     The Registrant maintains insurance against liabilities under the Securities Act for the benefit of its officers and directors.

Item 7. Exemption from Registration Claimed.
     Not applicable.
Item 8. Exhibits.

Exhibit No.	Description of Document
5	Opinion of Moore & Van Allen PLLC

23.1	Consent of Deloitte & Touche LLP

23.2	Consent of Moore & Van Allen PLLC (included in the opinion filed as Exhibit No. 5)

24	Power of Attorney (included on the signature page)
Item 9. Undertakings.
     (a) The undersigned Registrant hereby undertakes:
     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement.
     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
     (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Charlotte, State of North Carolina, on April 7, 2006.

US LEC CORP.
By:	/s/ J. Lyle Patrick
J. Lyle Patrick
Executive Vice President, Finance and Chief Financial Officer

POWER OF ATTORNEY
     Each of the undersigned directors and officers of the Registrant, by his execution hereof, hereby constitutes and appoints Aaron D. Cowell, Jr. and J. Lyle Patrick, and each of them with full power of substitution, as his true and lawful attorney-in-fact and agent, to do any and all acts and things for him, and in his name, place and stead, in any and all capacity, to execute and sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, together with all exhibits and schedules thereto, and all other documents in connection therewith, with the Commission and with such state securities authorities as may be appropriate, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully and to all intents and purposes as the undersigned might or could do in person, and hereby ratifying and confirming all the acts of said attorneys-in-fact and agents, or any of them, may lawfully do in the premises or cause to be done by virtue hereof.
     Pursuant to the requirements of the Securities Act of 1933, this Registrant Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Aaron D. Cowell, Jr. Aaron D. Cowell, Jr.	Chief Executive Officer, President and Director (principal executive officer)	April 7, 2006

/s/ J. Lyle Patrick J. Lyle Patrick	Executive Vice President, Finance and Chief Financial Officer (principal financial and accounting officer)	April 7, 2006

/s/ Richard T. Aab	Chairman of the Board, Director	April 7, 2006
Richard T. Aab

/s/ Tansukh V. Ganatra	Director	April 7, 2006
Tansukh V. Ganatra

/s/ David M. Flaum	Director	April 7, 2006
David M. Flaum

Director
Michael C. Mac Donald

Director
Steven L. Schoonover

Signature	Title	Date

/s/ Anthony J. DiNovi	Director	April 7, 2006
Anthony J. DiNovi

Director
Michael A. Krupka

INDEX TO EXHIBITS

Exhibit No.	Description of Document
5	Opinion of Moore & Van Allen PLLC

23.1	Consent of Deloitte & Touche LLP

23.2	Consent of Moore & Van Allen PLLC (included in the opinion filed as Exhibit No. 5)

24	Power of Attorney (included on the signature page)